EXHIBIT 10.17

August 29, 2015

Jenna Schuck

15 Burns Ct.

San Ramon CA 94583

Dear Jenna,

We are pleased to extend you a full time offer to join Aquarius Cannabis, Inc. in the role of Executive Vice President, Chief Operating Officer effective September 1, 2015. Your duties and responsibilities are outlined in the attached job description. This letter confirms the terms of your employment.

Your base cash compensation will be $90,000 per annum, payable semi-monthly in arrears. As additional base compensation, you will earn 312,000 shares of common stock per annum, payable in regular, quarterly issuances.

In addition to your base compensation you will be eligible for an annual discretionary equity bonus of up to 537,600 shares of common stock, which is approximately 80% of the present value of your total base compensation (cash + shares). Both the amount of bonus (including the possibility of no bonus being issued) and the timing of payment will be at the sole discretion of the CEO.

A monthly stipend will be paid to you in the amount of $500.00 to cover insurance benefits programs not offered by our company at this time. When insurance group plans are established, you will be given the option to enroll in these benefit plans and the cash stipend will be discontinued.

Finally, during the first year (365 days) of your employment you are eligible for 4 weeks of paid vacation, 5 sick days, and 2 personal days off of work.

This offer is further contingent upon the understanding that (1) your joining our Company will not violate any agreement to which you are or have been a party and that you will have obtained a satisfactory disposition of any restrictions you may have on your activities with your current or former employer(s) as determined by the Company; (2) you will neither use nor disclose to our Company any confidential or proprietary information obtained from a third party prior to your joining our Company; and (3) you will comply with all applicable Company policies and professional standards of our Company. Your employment with Aquarius Cannabis, Inc. is "at will," meaning it is terminable at any time by either you or Aquarius Cannabis, Inc.

You will be required to sign official legal documents covering various conditions of employment including but not limited to confidentiality, non-disclosure, non-solicitation, non-compete and an intellectual property agreements to which you will be subject. Signing this letter will complete your initial acceptance of our offer and confirms that you have read, understood and will comply with the provisions outlined. If the documents referenced in this paragraph are not signed within 5 business days of when they are requested by the company your employment will be terminated.

Offer of Employment Letter: Jenna Schuck

In keeping with the US Immigration and Control Act of 1986, we are required to establish the employment authorization and identity of each person we hire, and we must complete an I-9 form for each employee within 72 hours of start date. In order to comply; you will need to bring the appropriate documentation on your first day of employment. Photocopies of the documents will be made and originals will be returned to you the same day.  Also, expired documents will not be accepted.

During your employment or upon your release or resignation, you agree not to release, retain, copy or utilize in any manner any confidential, privileged, or proprietary information or property of Aquarius Cannabis or its clients. All discoveries, inventions, or techniques developed in the course of your employment belong to Aquarius Cannabis and will be disclosed and assigned to Aquarius Cannabis by you.

I look forward to having you on board as an official employee of Aquarius Cannabis.

Very truly yours,

/s/ Michael Davis Lawyer
Michael Davis Lawyer,
CEO

Acknowledged:

/s/ Jenna Schuck	8/29/2015
Jenna Schuck (Signature)	Date

Offer of Employment Letter: Jenna Schuck

Job Description

Job Title: Executive Vice President and Chief Operating Officer	Date Created: August 27, 2015
Reports To: CEO, Board of Directors	Date Approved: 8/29/2015
Direct Reports: Chief Capital Officer Controller Regional Operations Executives All Department Leaders	FLSA Status: Exempt

Primary Purpose of Position:

Command the Army of Aquarius Cannabis

Is the most senior staff position responsible for planning, directing, and coordinating operational and execution activities. The COO is responsible for translating the CEO’s overall strategic plan for the corporation into actionable implementation plans, then managing the execution of those plans by her direct reports.

Essential Job Responsibilities and Tasks:

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Comprehensively understand the company’s vision, mission, objectives

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Comprehensively understand and articulate the annual strategic plan in meaningful ways that result in enrollment throughout the team.

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Each quarter, set objectives and create a written operations plan that drives the company forward in achieving the objectives of the annual strategic plan

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Manage the execution of the quarterly operations plan in a way that delivers consistent, measurable operational success

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Lead the creation of budgets for the execution plan and projections of future revenues

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Demonstrate leadership that exemplifies the company’s operational culture

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Be a wise steward of company resources

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Identify and help enroll potential individual and institutional investors

Offer of Employment Letter: Jenna Schuck

•

Identify and lead enrollment of organizations for acquisition

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Hire department heads and delegate responsibilities to them

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On a quarterly basis, analyze operations to evaluate performance of the company and its team in meeting the objectives of the quarterly operations plan

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Analyze areas of potential cost reduction, program improvement, or policy change that would be more effective or efficient

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Performs other job-related duties as required

Explicit Authority

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Final authority on all Company operating activities

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Final authority on non-executive employee and contractor changes

Reporting and Accountability

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Reports to President/CEO and to the Board of Directors

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Monthly, Quarterly and Yearly reporting on Company operations to the C-suite

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Quarterly and Yearly reports to Board of Directors as appropriate

Qualifications:

To perform this job satisfactorily, an individual must be able to perform each duty and responsibility satisfactorily.  The qualifications and requirements listed below are representative of the education, experience, knowledge, skills, abilities, and physical demands required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Education:

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Bachelor’s Degree required: Business, Marketing or similar degree

Experience:

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3 or more years’ experience in operations, marketing or sales

Skills/License/Certification Requirements:

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Skilled at understanding operations, sales, marketing and public relations

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Knowledgeable about communications strategy, social media, web-sites and other communications delivery methods

Offer of Employment Letter: Jenna Schuck

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Skilled at networking, persuading and selling

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Exceptional written and oral communication skills

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Knowledgeable of state and regulatory requirements for medical and recreational marijuana

Physical Demands & Working Conditions:

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Requires travel up to 50% of the time

Acknowledgement:

This job description does not list all the duties of the job.  You may be asked by management to perform other duties.  You will be evaluated, in part, based upon your performance of the responsibilities listed in this job description.

Management has the right to revise this job description at any time. The job description is not a contract for employment.

/s/ Jenna Schuck	8/29/2015
Employee’s Signature	Date

/s/ Michael Davis Lawyer	8/29/2015
Company Representative’s Signature	Date